Exhibit 3.9

MUST BE TYPED Fax (303) 894-242 FILING FEE: $25.00 MUST SUBMIT TWO COPIES	Mail to: Secretary of State Corporations Section 1560 Broadway. Suite 200 Denver. Colorado 80202 (303) 894-2251 ARTICLES OF AMENDMENT to the ARTICLES OF INCORPORATION	For Office Use Only 002 FILED VICTORIA BUCKLEY COLORADO SECRETARY OF STATE 19981129313 C $25.00 SECRETARY OF STATE 07-15-1998 14:14:01

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
FIRST: The name of the corporation is ALCOR SYSTEMS. INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on July 15, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

No shares have been issued or Directors Elected - Action by Incorporators

No shares have been issued but Directors Elected - Action by Directors

Such amendment was adopted by the board of directors where no shares have been issued and shareholder action was not required.

X	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: If changing corporate name, the new name of the corporation is Lifeloc Technologies, Inc.

FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

If these amendments are to have a delayed effective date, please list that date:  _____________________
(Not to exceed ninety (90) days from the date of filing)

ALCOR SYSTEMS. INC.

Signature	/s/ Vern D. Kornelson

Title	Secretary
COMPUTER UDATE COMPLETE BJS